Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Bright Green Corporation of our report dated April 17, 2023, relating to the financial statements of Bright Green Corporation, appearing in the annual report on Form 10-K for the years ended December 31, 2022 and 2021.

/s/ SRCO, C.P.A., Professional Corporation

Amherst, NY

May 18, 2023